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                        Continental Homes Holding Corp.
                          7001 North Scottsdale Road
                                  Suite 2050
                          Scottsdale, Arizona  85253

                                                                January 29, 1997

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549


            Re: Continental Homes Holding Corp.
                Post-Effective Amendment No. 1 to the
                Registration Statement on Form S-3
                File No. 333-20527
                -------------------------------------


Ladies and Gentlemen:

        Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, Continental Homes Holding Corp. hereby requests the Post-Effective Amendment to the above-referenced Registration Statement be withdrawn as soon as practicable.


                                               Very truly yours,

                                               CONTINENTAL HOMES HOLDING CORP.

                                               By: /s/ Julie E. Collins
                                                   ----------------------
                                                   Julie E. Collins
                                                   Financial Vice President,
                                                   Treasurer and Secretary